Exhibit 23.1

Consent of Deloitte & Touche

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-33250 and No. 333-67416 of Witness Systems, Inc. on Form S-8 of our report on Eyretel plc and its subsidiaries dated June 4, 2003, appearing in this Current Report on Form 8-K/A of Witness Systems, Inc.

/s/ Deloitte & Touche

Deloitte & Touche
Crawley, United Kingdom
June 12, 2003